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MRC GLOBAL INC.

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Additional Information on Executive Compensation April 2019

Weighting of MRC Global Peer Group The Board of Directors of MRC Global recommends a vote” “FOR” the company’s Say-on-Pay proposal to be considered at the company’s Annual Meeting of Stockholders to be held on April 30, 2019 MRC Global is the largest global industrial distributor, based on sales, of pipe, valves & fittings (PVF) and infrastructure products and services to the energy industry. MRC Global’s Compensation Committee uses a peer group that represents the oil & gas end markets (up-, mid- and down-stream) of MRC Global as well as certain industrial distributors. Investors generally compare MRC Global to companies that also have customers in the oil & gas business, with volatile spending patterns depending on commodity prices MRC Global competes for talent with oil & gas equipment manufacturers and PVF distributors and manufacturers. Technical expertise and knowledge in flow control and these end markets is an important component of the talent equation that the company seeks in addition to industrial distribution expertise. In addition, different talent is required to handle the unique logistical and supply chain requirements of MRC Global products. The MRC Global Compensation Committee used a peer group of 9 oil and gas product and service companies and 7  industrial distributors, many of whom sell some of their products to oil and gas end markets. The MRC Global Compensation Committee has not chosen peers that are completely unrelated to the company’s oil & gas end markets. For instance, the MRC Global peer group does not include distributors of: shingles and roofing and construction products swimming pool products office supplies and stationary dental and animal health products Last year, MRC Global received a supermajority support for its 2017 Say-on-Pay proposal with 86% of stockholders voting “FOR” the proposal.

MRC Global Compensation General The MRC Global Compensation Committee sets “stretch” targets, monitors performance against these targets and reviews the amounts executives actually realize against these targets. 85% of CEO compensation and 67% of other NEO compensation is “at-risk” pay. For 2016-2018, the CEO’s realized (W-2) average annual compensation was 70% of the compensation reflected in the Summary Compensation Table (SCT) for the same period. Short-Term Incentive During the worst downturn in oil & gas end markets in 30 years, the MRC Global Compensation Committee froze salaries and reduced payouts for annual short-term incentive (STI) by 32%, 50% and 32% for 2015, 2016 and 2017, respectively. 2017 was included in these reductions despite the improving oil & gas end markets from prior years. In 2018, with improving end markets, the STI reduction was eliminated as company performance improved. Adjusted EBITDA has always been a primary STI measure as a driver of stock value. 75% of STI has been based on this measure. The secondary 25% measure has changed from cash from operations in 2015 and 2016 (in these downturn years, paying down debt using this cash was a key shareholder concern) to revenue in 2017 and 2018 (in these years, company growth and market share gains coming out of the oil and gas downturn have been key shareholder priorities). In 2019, as business improves, there is greater focus on bottom line income returns; therefore, for 2019, the company has changed the revenue measure for the CEO, CFO and GC to net income attributable to common stockholders to align total profitability with share performance. MRC Global’s 2018 STI payout was aligned with sales and adjusted EBITDA performance. MRC Global’s sales increased 14% in 2018 compared to 2017. MRC Global’s 2018 adjusted EBITDA increased 56% from 2017. This produced a 113.5% of target payout given these increases.

MRC Global Compensation Performance Share Units MRC Global’s LTI included performance share units (PSUs) based on: Relative total shareholder return (TSR) performance against companies in the Philadelphia Oil Service Sector (OSX) index Return on average net capital employed (RANCE) PSU payouts reflect company performance with NEOs (including the CEO) receiving a payout of 99.7% of target shares. Given the company’s performance during the oil & gas downturn included in the 3-year period, there was a small payout (7.5%) for the RANCE metric against a 3-year RANCE of 0.8%. However, MRC Global outperformed all but two companies in the OSX index with a positive TSR of 5% for the 2016-18 period despite the average TSR for the companies other than MRC Global in index of negative 41% and all other OSX companies having negative 3-year TSR. These TSRs were calculated using the average of closing share prices for the 20-day trading period at the beginning and end of the 3-year period per the PSU award agreements. This produced a 192% payout for the portion of the PSUs payable based on the TSR metric.

MRC Global 5-year Performance Return on Average Net Capital Employed is defined as net income plus interest expense after-tax, divided by average net capital employed (debt plus equity).

Using MRC Global Peers – MRC Global’s Performance is Better than, and Pay is Close to Median for Peers MRC Global 2016-18 TSR (shown in chart) was positive 5%, and average peer group (excluding MRC Global) and OSX (excluding MRC Global) TSR was negative 8% and negative 40.8%, respectively. MRC Global’s CEO 3-year average Summary Compensation Table (SCT) compensation was moderately higher than median of its peers, and the 3-year average SCT compensation of its other NEOs was close to median. * The 3-year TSR was calculated using the average of the closing share prices for the 20-day trading period at the beginning and end of the 3-year period per the PSU award agreements.

Additional Information on Executive Compensation

MRC Global 7

Governance Analysts Recommendations

- ISS has recommended a vote "**FOR**" MRC Global's Say-on-Pay proposal.
- Glass Lewis has recommended "Against" MRC Global's Say-on-Pay proposal.
  - Glass Lewis' Say-on-Pay analysis utilized a peer group that Equilar's algorithm generated, which was not representative of companies in MRC Global's industry. The Glass Lewis / Equilar peer group includes (among others):
    - Essendent Inc. (stationary and office supplies)
    - Pool Corporation (pool supplies)
    - Patterson Companies, Inc. (dental supplies)
    - Beacon Roofing Supply, Inc. (shingles and roofing supplies)
  - Using the Glass Lewis / Equilar peer group, Glass Lewis' pay-for-performance model rates MRC Global a "D" for 2018.
  - When analyzing TSR, Glass Lewis does not smooth out market volatility by using volume weighted average prices (VWAP) such as the 20-day VWAP that MRC Global utilizes in its TSR calculations for its performance share units.
- MRC Global, using Equilar's Glass Lewis pay-for-performance modeling tool, also compared MRC Global's executive compensation against MRC Global's peer group as well as the companies in the OSX index, which MRC Global uses to measure TSR in its PSUs. Using this model,
  - MRC Global would have received a median score (*i.e.* a "C" rating) when compared against MRC Global's selected peers.
  - MRC Global would have received a "B" rating when compared against the companies in the OSX index.

Appendix

Additional Information on Executive Compensation

MRC Global 9

MRC Global Company Peer Group

Company	Ticker	Revenue*	Enterprise Value†	Market Cap*	Assets†
Anixter International Inc.	AXE	$8,132	$3,578	$2,353	$4,502
Applied Industrial Technologies, Inc.	AIT	$3,073	$3,942	$3,032	$2,286
Bristow Group Inc.	BRS	$1,396	$1,594	$434	$3,048
Dril-Quip Inc.	DRQ	$402	$1,468	$1,962	$1,362
DXP Enterprises Inc.	DXPE	$1,115	$936	$697	$667
Forum Energy Technologies Inc	FET	$971	$1,551	$1,123	$2,157
Flowserve Corporation	FLS	$3,811	$8,184	$7,156	$4,651
Helix Energy Solutions Group	HLX	$695	$1,633	$1,463	$2,367
HD Supply Holdings Inc.	HDS	$5,542	$9,821	$7,864	$4,606
MSC Industrial Direct Co. Inc.	MSM	$3,120	$5,478	$4,983	$2,256
NOW Inc.	DNOW	$2,907	$1,898	$1,794	$1,811
Oil States International Inc.	OIS	$887	$2,312	$1,992	$2,025
RPC Inc.	RES	$1,803	$3,231	$3,326	$1,219
Superior Energy Services Inc.	SPN	$2,021	$2,668	$1,505	$3,021
Watsco, Inc.	WSO	$4,453	$6,454	$6,108	$2,326
Wesco International Inc.	WCC	$8,095	$4,105	$2,894	$4,715
25th Percentile		$1,079	$1,623	$1,495	$1,972
Median		$2,464	$2,950	$2,172	$2,306
75th Percentile		$3,971	$4,448	$3,740	$3,411
MRC Global Inc.	**MRC**	$3,954	$2,727	$1,695	$2,616
Percentile Rank		*75%*	*47%*	*31%*	*63%*

* Most recently reported as of October 2018

† As of September 2018

MRC Global 3-year Performance against the OSX Index Calculated using the 20-day VWAP at the beginning and end of the 3-year period.

Q1 2019 MRC Global Stock Price Performance Has Improved Compared to MRC Global Peer Group

Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary 1301 McKinney St., Suite 2300 Houston, Texas 77010 Phone: +1 (832) [redacted] E-mail: [redacted]

April 11, 2019

Glass Lewis

RE: MRC Global Inc. – Report Feedback Statement

Ladies and Gentlemen:

This letter is intended to serve as a Report Feedback Statement regarding your recommendation to vote “AGAINST” MRC Global’s say-on-pay proposal. Your recommendation is contained in your report issued on April 8, 2019.

Peer Group

We believe that your negative recommendation is generally driven by your use of an unrepresentative peer group that you have obtained from Equilar. This peer group includes companies that have no bearing or relationship to our products or the energy industry, which we serve. We have run the Equilar/Glass Lewis model using the companies in MRC Global’s peer group. The results of this model using MRC Global’s peer group is a “C” or median score on Glass Lewis’ pay-for-performance grade rather than the “D” in your report.

We are a distributor of infrastructure products (including, among other products, pipe, valves, fittings and meters) to the energy industry. Our customers are oil and gas exploration and production companies, natural gas and oil pipeline companies, natural gas utilities, refiners of petroleum products, petrochemical and chemical companies. Our customers use our products in extreme temperature situations (both hot and cold) and in caustic environments. We also provide a host of value added services to our customers that include (among other things) the assembly of actuated valve packages and valve modifications to meet the customer’s technical requirements. Most of our products do not fit in boxes; rather the products are shipped on pallets or in the flatbeds of trucks. Our company is required to understand the metallurgy of our products (carbon steel, stainless steel, super duplex, nickel, molybdenum, etc.) and the product fit for a given flow control process for a particular end use. For instance, butterfly, gate, globe and check, ball, control and lift plug valves are each used in highly different technical applications. Given the technical nature and end use of our products, our management is recruited primarily from oilfield service companies, other oilfield distribution companies or manufacturers of our products. This is the primary employment market in which we compete for talent.

The Equilar/Glass Lewis peer group contains companies that have no relation to our business. This peer group includes:

•	Essendent Inc. (stationary and office supplies)

•	Pool Corporation (pool supplies)

•	Patterson Companies, Inc. (dental supplies)

•	Beacon Roofing Supply, Inc. (shingles and roofing supplies)

We are not aware of an instance in the past five years (perhaps longer) where we have recruited management (including senior management) from these companies. We are also not aware of an instance where our management has left MRC Global to work at these companies. We recognize that the Equilar methodology includes these companies because some of these companies include MRC Global in their peer group; however, our business (customers and suppliers) does not resemble their businesses, and we do not compete for talent with them. Please note that our one publicly-traded, direct competitor, NOW Inc. (DNOW), also has a peer group that does not include a single one of these companies. Our peer group is made up of oilfield service companies and industrial distributors who provide at least some of their product to our energy customers.

Glass Lewis

April 11, 2019

Visually, following are representative pictures of our products, which bear no relation to stationary, office products, pool supplies, dental supplies, shingles or roofing products. As discussed above, these products have unique technical characteristics as well as unique logistical and supply chain requirements beyond placing the products in a box and shipping them via FedEx, UPS or some other package carrier.

We have had detailed discussions regarding this peer group mismatch on January 30, 2019 with [name redacted] and [name redacted] of Equilar and on February 1, 2019 with [name redacted] and [name redacted] of Glass Lewis. These discussions occurred prior to the filing of our proxy statement. Even so, we thought it was important to clearly state our position to you regarding your choice of peer group once again.

Glass Lewis

April 11, 2019

Pay and Performance

In addition to the issue with our peer group, we wanted to point out the alignment between our pay and performance. Pages 36 and 37 of our proxy statement point out MRC Global’s performance. First, we should note that it appears that Glass Lewis in its TSR calculations has utilized a closing stock price on a single start day and end day of a period to determine TSR rather than a 20-day volume weighted average price (VWAP). This single point to point calculation does not take into account the high level of volatility of prices in the market, particularly the more than 25% temporary drop in MRC Global’s stock price in December 2018 that quickly recovered by the second week of January 2019. Our performance share units use a 20-day VWAP to smooth out volatility. Utilizing the 20-day VWAP, MRC Global had the third highest TSR of all the companies in the PHLX Oil Service Sector (OSX) Index with a 3-year TSR of 5.0%. When annualized this TSR is positive 1.6% rather than the negative 1.8% annualized 3-year TSR noted in your report. See the following graph:

Likewise utilizing a 20-day VWAP, MRC Global had the 8th highest TSR of the companies in MRC Global’s selected peer group, which was above the median for the group at the 56th percentile. After the end of 2018, this performance has continued. From January 1, 2019 until April 8, 2019, MRC Global’s stock price increased 47%, outperforming most of the companies in MRC Global’s peer group. See the following graph:

Glass Lewis

April 11, 2019

MRC Global’s 2018 short-term incentive payout was aligned with sales and adjusted EBITDA performance in 2018. MRC Global’s sales increased 14% in 2018 compared to 2017. MRC Global’s 2018 adjusted EBITDA increased 56% from 2017. This produced a 113.5% of target payout given these increases.

MRC Global’s long-term performance share units were aligned with 3-year TSR (discussed above) and return on average net capital employed (RANCE). MRC Global’s RANCE increased for the fourth year in a row. This produced a 99.7% payout of target given this performance.

Finally, we note from page 53 of the proxy statement that the CEO’s average annual realized compensation was 70% of the compensation described in the summary compensation table for the three-year period 2016-18, well below the grant date values. Realized pay recognizes payouts based upon performance rather than the grant date values of the equity included in the summary compensation table. During the impact of the oil and gas market downturn of 2014-17 and the subsequent recovery in 2017-19, company performance was impacted by, among other things, the market for our products and services. Realized pay reflected this performance both during the downturn and the subsequent recovery.

As noted on page 60 of the Proxy Statement, based on average annual realized pay for the three-year period 2016-18, the ratio of CEO pay to median employee pay would have been 56:1. MRC Global’s 2018 CEO pay ratio of 79:1 ranks favourably against the CEO pay ratios of the 2017 MRC Global peer group median (80:1), the energy industry average (80:1*), the industrials average (123:1*) and all-industry average (144:1*).

*See Deb Lifshey (October 14, 2018). “The CEO Pay Ratio: Data and Perspectives from the 2018 Proxy Season”. Harvard Law School Forum on Corporate Governance and Financial Regulation.

MRC Global believes that its compensation is very much aligned with its performance.

Report Feedback Statement

As stated above, we would like you to treat this as a Report Feedback Statement (RFS). We believe we meet all the requirements, except one: we did not meet the deadline for enrolling in your IDR program because we simply were not aware that this would be a requirement and you announced the RFS program four days before we filed our Proxy Statement. We are willing to pay you your required fees if this Report Feedback Statement is accepted.

*    *    *    *    *

We appreciate your consideration of the foregoing. My contact information is contained on the letterhead above.

Very truly yours,
/s/ Daniel J. Churay
Daniel J. Churay